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                                                                EXHIBIT 5.1





                                    September 24, 1996



American Water Works Company, Inc.
1025 Laurel Oak Road
P. O. Box 1770
Voorhees, New Jersey 08043

Dear Sirs:

     American Water Works Company, Inc. (the "Company") is about to file a registration statement ("Registration Statement") on Form S-8 with the Securities and Exchange Commission relating to the offering of 700,000 shares of its Common Stock Par Value $1.25 (the "Shares") pursuant to the Company's Long-Term Performance-Based Incentive Plan (the "Plan"). We are informed by the Company, and have assumed for purposes of this opinion, that the Shares will be either (a) authorized and unissued shares of the Common Stock of the Company or (b) outstanding shares of the Common Stock of the Company held in the Company's treasury, all as more fully described in the Registration Statement.

     We have examined such corporate records of the Company and other documents as we have deemed appropriate to give this opinion. Based on the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing under the laws of the State of Delaware.

     2. The Shares, (a) to the extent they are now outstanding, have been validly issued and are fully paid and nonassessable, and (b) to the extent they will be newly issued shares awarded pursuant to the Plan, have been duly authorized and, when issued and sold in accordance with the Plan, and upon receipt by the Company of consideration therefor, will be validly issued, fully paid and nonassessable.

     3. No personal liability will attach to the ownership of the Shares under the laws of the State of Delaware.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                    Very truly yours,


                                    Dechert Price & Rhoads